First California Financial Group, Inc. 8-K

Exhibit 99.1

For further Information:

At the Company: Ron Santarosa 805-322-9333	At PondelWilkinson: Robert Jaffe 310-279-5969	Corporate Headquarters Address: 3027 Townsgate Road, Suite 300 Westlake Village, CA 91361

FIRST CALIFORNIA COMPLETES SBLF TRANSACTION

WESTLAKE VILLAGE, Calif., July 14, 2011 – First California Financial Group, Inc. (Nasdaq:FCAL), the holding company of First California Bank, today reported that it received $25 million from the Small Business Lending Fund (SBLF).  The SBLF is the U.S. Department of the Treasury’s effort to bring Main Street banks and small businesses together to help create jobs and promote economic growth in local communities.  The initial interest rate on the SBLF funds will be 5% and may be decreased to as low as 1% if growth thresholds are met for outstanding small business loans.  First California used the SBLF proceeds to repurchase $25 million of outstanding preferred shares issued under the Treasury’s Capital Purchase Program.

About First California
First California Financial Group, Inc. (Nasdaq:FCAL) is the holding company of First California Bank.  Celebrating 32 years of business in 2011, First California is a regional force of strength and stability in Southern California banking with assets of $1.8 billion and led by an experienced team of bankers. The company specializes in serving the comprehensive financial needs of the commercial market, particularly small- and middle-sized businesses, professional firms and commercial real estate development and construction companies. Committed to providing the best client service available in its markets, First California offers a full line of quality commercial banking products through 19 full-service branch offices in Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Luis Obispo and Ventura counties.  The holding company’s Web site can be accessed at www.fcalgroup.com. For additional information on First California Bank’s products and services, visit www.fcbank.com.

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